EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES RECEIVES FURTHER GUIDANCE FROM FDA ON ITS SPECIAL

PROTOCOL ASSESSMENT (SPA) FOR PHASE III ALTROPANE® STUDY

Company in discussions with FDA to obtain formal SPA Agreement without necessitating additional full protocol submission

February 17, 2004-Boston, MA – Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company has received the FDA’s response to its latest SPA protocol submission for Altropane® for the indication of differentiating Parkinsonian from non-Parkinsonian syndromes in patients with tremors. The FDA requested further modification to the statistical presentation section of the protocol relating to statistical methodologies.

The Agency also provided statistical guidance regarding the circumstances under which this single Phase III study would be sufficient to achieve approvability for this indication, and the Company is further seeking clarification on this point.

The Company believes that these requested changes do not pose a significant obstacle to obtaining the SPA Agreement and has already made the requested modifications to the statistical plan in order to satisfy the conditions for an SPA Agreement.

“The requested changes to the statistical plan have been made, and a conference call with the FDA to resolve any remaining ambiguities has been scheduled,” stated Marc Lanser, MD, President of BLSI. “Based on the feedback from the Agency, we currently believe that an additional full protocol submission will not be necessary in order to secure an SPA Agreement with the Agency, but no absolute assurances can be made until final agreement is reached with the Agency. In any case, we will continue to respond positively and quickly to requested modifications to the SPA protocol, since we believe that concluding a formal SPA agreement is important to the timely success of Altropane and to the Company,” added Dr. Lanser.

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATECTM radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

CORPORATE

JOSEPH HERNON

CHIEF FINANCIAL OFFICER

BOSTON LIFE SCIENCES, INC.

617.425.0200

EMAIL:

JHERNON@BOSTONLIFESCIENCES.COM